Exhibit 3.1

FIRST AMENDMENT TO BYLAWS

OF

LQR HOUSE INC.

The Bylaws of LQR House Inc. (the “Bylaws”) are hereby amended as follows:

1)	Article II, Section 2.3 of the Bylaws is deleted in its entirety and replaces with the following:

“2.3. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law, by the Articles of Incorporation or by these Bylaws, may be called by the Chief Executive Officer or the President, or shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors or at the request in writing of the holders of at least 33 1/3% of all the shares issued, outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at all special meetings shall be confined to the purposes stated in the notice of the meeting unless all stockholders entitled to vote are present and consent.”

2)	Article II, Section 2.5 of the Bylaws is deleted in its entirety and replaces with the following:

“2.5 Quorum; Adjournment. At all meetings of the stockholders, the presence in person or by proxy of the holders of 33 1/3 % of the shares issued and outstanding and entitled to vote shall be necessary and sufficient to constitute a quorum for the transaction of business, except as otherwise provided by law, by the Articles of Incorporation or by these Bylaws. If a meeting of stockholders is adjourned, notice of the following information need not be delivered if the information is announced at the meeting at which the adjournment is taken: (a) the date and time of the adjourned meeting; (b) the means of remote communication, if any, by which stockholders and proxies shall be deemed to be present in person and vote at the adjourned meeting; and (c) unless the adjourned meeting is to be held solely by remote communication, the physical location of the adjourned meeting. If a new record date is fixed for an adjourned or postponed meeting, notice of the adjourned or postponed meeting must be delivered to each stockholder of record as of the new record date. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.”

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

The undersigned, Chief Executive Officer of LQR House Inc. (the “Company”), hereby certifies that the foregoing First Amendment to Bylaws was approved by the Board of Directors of the Company on November 13, 2023.

/s/ Sean Dollinger
Sean Dollinger, Chief Executive Officer